In Production: Ford Otosan Deploys Vehicle Manufacturing Application Built with D-Wave Technology
Hybrid-quantum application streamlines vehicle production sequencing

PALO ALTO, Calif. AND GÖLCÜK, Turkey – March 31, 2025 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services, and Ford Otosan, a joint venture between Ford Motor Company and Koç Holding in Turkey, today announced that the vehicle manufacturer has deployed a hybrid-quantum application in production, streamlining manufacturing processes for its Ford Transit line of vehicles. The application, which uses D-Wave’s annealing quantum computing technology, has improved vehicle production sequencing at Ford Otosan, a powerful demonstration of quantum computing’s real-world impact in automotive manufacturing.

Ford Otosan is the global leading manufacturer of Ford Transit line of vehicles, including passenger vans, which are among the most customizable commercial vehicles available, with more than 1,500 variants in production. This model variability presents manufacturing efficiency challenges because producing identical products consecutively is significantly more productive than frequently adjusting for custom specifications. Sequencing these vehicles is a highly constrained optimization problem, as it requires maximizing throughput and adhering to physical and workforce constraints of the body shop, paint shop, and assembly line.

Ford Otosan collaborated with D-Wave to simplify elements of its manufacturing processes, including the optimization of its production sequencing. By leveraging D-Wave’s hybrid solvers available through the Leap™ quantum cloud service, Ford Otosan reduced the scheduling time of 1,000 vehicles per run from 30 minutes to less than five. Moreover, D-Wave's annealing quantum computing solution offered more flexibility for the manufacturer to adapt to changes in demand or auto part availability, maintaining productivity without disruption.

“It is imperative that Ford Otosan maintains the highest standards of production processes and efficiencies to meet customer demand,” said Ziya Dalkılıç, data scientist at Ford Otosan. “Working with D-Wave’s technology, we’ve built and now deployed a quantum optimization application that goes beyond what we were able to achieve with a purely classical computing approach.”

“Production scheduling demands meticulous planning and agile responses, and classical computing methods can often struggle to keep up with the manufacturing industry’s growing scale and complexity,” said Dr. Alan Baratz, CEO of D-Wave. “For manufacturers on the leading-edge of innovation—such as Ford Otosan—D-Wave’s quantum computing technology has proven capable of finding better solutions to complex, real-world problems than classical computing alone. We’re thrilled to see this application move into production and help Ford Otosan realize the powerful benefits of quantum.”

By reducing workload imbalances, Ford Otosan aims to minimize the frequency of unplanned maintenance, ensuring a more stable production process. Optimizing longer schedules can also help mitigate supplier uncertainties and reduce supply delays. As a result, Ford Otosan anticipates increasing peak production throughput of vehicles per hour, effectively reclaiming lost manufacturing time and achieving efficiencies not possible through classical computing alone. Ford Otosan also plans to activate quantum scheduling in additional body shops and extend its optimization benefits to other processes, including its paint shops, assembly lines, and buffer zones.

To learn more about the application, visit Ford Otosan’s submission to the World Economic Forum’s Quantum Application Hub as well as D-Wave's website for information about how quantum optimization can help manufacturers today.

About Ford Otosan
Founded in 1959, Ford Otosan is the largest commercial vehicle production center in Ford Europe with a production capacity of 746,500 vehicles, 437,500 engines and 140,000 powertrains by 2023. Kocaeli and Eskişehir Plants are ranked among Ford’s ‘Best Vehicle Production Centers’. The Eskişehir Plant is the only plant in Türkiye that can produce vehicles, diesel engines and powertrains in the same environment. In addition to having a long-standing business partnership with its dealers, Ford is represented all over Türkiye and provides maintenance, repair and service services through expert authorized services. It undertakes the design, engineering and production processes of Ford

Trucks, Ford's only heavy commercial vehicle brand. With its Ford Trucks business unit, Ford Otosan also assigns distributorships and dealerships abroad and provides service and spare parts services.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our 5,000+ qubit Advantage™ quantum computers, the world’s largest, are available on-premises or via the cloud, supported by 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our Advantage systems and Advantage2TM prototypes to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contacts:

D-Wave
Alex Daigle
media@dwavesys.com